Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of Loxo Oncology, Inc. of our report dated March 27, 2015, on our audits of the financial statements of Loxo Oncology, Inc. as of December 31, 2013 and 2014 and for the period from May 9, 2013 (date of inception) to December 31, 2013 and for the year ended December 31, 2014, which report is included in the Annual Report on Form 10-K of Loxo Oncology, Inc. for the year ended December 31, 2014.

/s/ CohnReznick LLP

Roseland, New Jersey

March 27, 2015